Exhibit 99.1

                 Crosstex Energy Reports Third Quarter Results

    DALLAS, Nov. 8 /PRNewswire-FirstCall/ -- The Crosstex Energy companies, Crosstex Energy, L.P. (Nasdaq: XTEX) (the Partnership) and Crosstex Energy, Inc. (Nasdaq: XTXI) (the Corporation) today reported solid growth in the third quarter of 2004.

    "We continue to realize substantial growth and solid returns every quarter, and the credit goes to the tremendous group of employees at Crosstex," said Barry E. Davis, President and Chief Executive Officer of the Crosstex Energy companies. "I believe we have the best people in the industry on our team, and our determination, loyalty and expertise have put us in the leadership position we are in today."


    Crosstex Energy, L.P. Financial Results

    The Partnership reported net income of $5.9 million, or $0.23 per limited partner unit, in the quarter ended September 30, 2004, compared to net income in the third quarter of 2003 of $3.9 million, or $0.22 per unit. The Partnership's Distributable Cash Flow for the quarter was $10.4 million, or
2.26 times the amount required to cover its Minimum Quarterly Distribution of $0.25 per unit, and 1.11 times the amount required to cover its recently increased distribution of $0.43 per unit. This is an increase of $1.8 million, or 20.7 percent, over Distributable Cash Flow of $8.6 million in the 2003 third quarter. Distributable Cash Flow is a non-GAAP financial measure and is explained in greater detail under "Non-GAAP Financial Information." Also, in the tables at the end of this release is a reconciliation of this measure to net income.

    The growth in Distributable Cash Flow was driven by growth in the Partnership's gross margin, to $29.1 million compared to $17.3 million in the corresponding 2003 period, an increase of 68.3 percent. Gross margin from the Midstream business segment increased by $10.3 million, or 84.4 percent, to $22.5 million, due to growth in on-system gathering and transmission volumes of 94 percent, and to growth in processed volumes of 219 percent. The acquisition of LIG Pipeline Company and its subsidiaries on April 1, 2004 was the main driver of growth in Midstream gross margins. LIG contributed $8.8 million to gross margin in the quarter.

    Gross margin from the Treating segment increased by $1.5 million, or 30.0 percent, to $6.7 million. Improvements in margins of the Seminole plant provided $323 thousand of the increase. Growth in the number of treating plants in service from 45 at the end of the third quarter of 2003 to 67 at the end of the third quarter of 2004 created the remaining increase in Treating margins.


    Crosstex Energy, Inc. Financial Results

    The Corporation reported net income of $1.7 million for the third quarter of 2004, compared to net income of $11.4 million for the respective period in 2003. Net income for the third quarter of 2003 included a gain on issuance of units of the Partnership of $18.1 million related to the Partnership's unit offering. The Corporation's income before income taxes and interest of non-controlling partners in the Partnership's net income was $4.6 million in the third quarter of 2004 and $2.9 million in the third quarter of 2003. The Corporation's share of distributions, including distributions to its ten million limited partner units, its two percent general partner interest, and the incentive distribution rights, is $6.0 million for the third quarter (payable on November 14, 2004). Its share of the distribution in the third quarter of 2003 was $4.0 million. The recently announced increase in the Partnership's distribution increased the Corporation's share of the distribution by $0.3 million, from $5.7 million to $6.0 million.


    Earnings Call

    Crosstex will hold its quarterly conference call to discuss first quarter results today at 1:00 pm Central Time (2:00 pm Eastern Time). The dial-in number for the call is 800-706-7748, passcode Crosstex. A live Webcast of the call can be accessed on the investor information page of Crosstex Energy's Web site at http://www.crosstexenergy.com. The call will be available for replay for 30 days by dialing 888-286-8010, passcode 47107072. A replay of the broadcast will also be available on the Partnership's Web site.


    About the Crosstex Energy Companies

    Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 4,500 miles of pipeline, five processing plants, and over 60 natural gas amine treating plants. Crosstex currently provides services for over 1.5 BCF/day of natural gas.

    Crosstex Energy Inc. owns the general partner, a 54.2 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

    Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com.


    Non-GAAP Financial Information

    This press release contains non-generally accepted accounting principle financial measures of earnings before non-cash charges and less maintenance capital expenditures, which we refer to as Distributable Cash Flow. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. We believe this measure is useful to investors because it may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of the Partnership's cash flow after it has satisfied the capital and related requirements of its operations. Distributable Cash Flow is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership's performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net income is included in the following tables.


    This press release contains forward-looking statements identified by the use of words such as "forecast," "anticipate," "plan" and "estimate". These statements are based on currently available information and assumptions and expectations that the Partnership believes are reasonable. However, the Partnership's assumptions and expectations are subject to a wide range of business risks, so it can give no assurance that actual performance will fall within the forecast ranges. Among the key risks that may bear directly on the Partnership's results of operation and financial condition are: (1) the amount of natural gas transported in the Partnership's gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership's processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership's credit risk management efforts may fail to adequately protect against customer nonpayment; and (6) the Partnership may not adequately address construction and operating risks. The Partnership has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.


     Contact:  Barry E. Davis, President and Chief Executive Officer
               William W. Davis, Executive V.P. and Chief Financial Officer
     Phone:    (214) 953-9500


                            CROSSTEX ENERGY, L.P.
                    Selected Financial and Operating Data
              (All amounts in thousands except per unit numbers)

                                  Quarter Ended        Nine Months Ended
                                   September 30,           September 30,
                                2004         2003         2004         2003
    Revenues
      Midstream             $501,004     $276,222   $1,327,181     $745,567
      Treating                 7,880        6,976       22,592       17,453
                             508,884      283,198    1,349,773      763,020
    Cost of Gas
      Midstream              478,536      264,035    1,266,624      715,514
      Treating                 1,229        1,860        4,092        6,311
                             479,765      265,895    1,270,716      721,825

    Gross Margin              29,119       17,303       79,057       41,195


    Operating Expenses        10,013        5,462       26,542       12,007
    General & Administrative   4,907        1,721       13,236        5,112
    Profit on Energy Trading
     Activities                 (766)        (646)      (1,792)      (1,491)
    Stock Based Compensation     288        1,577          766        4,649
    (Gain) Loss on Sale of
     Property                   (287)          --          (12)          --
    Depreciation and
     Amortization              6,160        4,031       16,499        9,077

           Total              20,315       12,145       55,239       29,354


    Operating Income           8,804        5,158       23,818       11,841

    Interest Expense          (2,872)      (1,321)      (6,214)      (2,196)
    Other Income                  13           51          (12)          50
        Total Other Income
         (Expense)            (2,859)      (1,270)      (6,226)      (2,146)
    Net Income                $5,945       $3,888      $17,592       $9,695
    General Partner Share of
     Net Income               $1,563         $450       $4,005         $621
    Limited Partners Share of
     Net Income               $4,382       $3,438      $13,587       $9,074
    Net Income per Limited
     Partners' Unit            $0.23        $0.22        $0.73        $0.60
    Weighted Average Limited
     Partners' Units
     Outstanding (Diluted)    18,662       15,860       18,607       15,096


                            CROSSTEX ENERGY. L.P.
           Reconciliation of Net Income to Distributable Cash Flow
                   (All amounts in thousands except ratios)

                                     Quarter Ended       Nine Months Ended
                                     September 30,         September 30,
                                     2004       2003       2004       2003
    Net Income                    $ 5,945    $ 3,888    $17,592  $   9,695
    Depreciation and
     Amortization (1)               6,112      4,031     16,374      9,077
    Stock Based Compensation          288      1,577        766      4,649
    Loss (Gain) on Sale of Property  (287)        --        (12)        --
    Proceeds from Sale of Property    385         --        611         --
    Deferred Tax Benefit             (168)        --       (168)        --
    Cash Flow                      12,275      9,496     35,163     23,421

    Maintenance Capital
     Expenditures                  (1,842)      (852)    (4,814)    (2,571)
    Distributable Cash Flow       $10,433    $ 8,644    $30,349  $  20,850
    Minimum Quarterly
     Distribution (MQD)           $ 4,613    $ 4,605    $13,840  $  12,054
    Distributable Cash Flow/MQD      2.26       1.88       2.19       1.73
    Actual Distribution           $ 9,439   $  6,834    $26,868  $  14,712
    Distribution Coverage            1.11       1.26       1.13       1.42

    (1) Excludes minority interest share of depreciation and amortization of $48,000 and $125,000 for the three and nine months ended September 30, 2004, respectively.


                            CROSSTEX ENERGY, L.P.
                                Operating Data
               (All volumes, except Seminole Plant, in MMBtu/d)

                                      Quarter Ended        Nine Months Ended
                                      September 30,          September 30,
    Pipeline Throughput              2004        2003       2004        2003
      Gulf Coast Transmission      63,000      74,000     78,000      81,000

      Vanderbilt                   61,000      55,000     62,000      45,000

      CCNG Transmission           198,000     170,000    180,000     166,000

      CCNG Transmission -
       Hallmark                   103,000      62,000    102,000      52,000

      Gregory Gathering           127,000     163,000    137,000     150,000

      Mississippi                  78,000      84,000     78,000      84,000

      Arkoma                       20,000      15,000     19,000      12,000

      LIG Pipeline & Marketing    628,000         N/A    594,000 (1)     N/A

      Other Midstream              31,000      52,000     35,000      53,000
    Total Gathering and
     Transmission Volume        1,309,000     675,000  1,285,000     643,000

    Natural Gas Processed
      Gregory Processing          100,000     106,000    110,000      98,000
      Conroe Processing            25,000      28,000     26,000      28,000
      LIG Processing              303,000         N/A    283,000 (1)     N/A
    Total Processed Volume        428,000     134,000    419,000     126,000

    Total On-System Volumes     1,737,000     809,000  1,704,000     769,000

    Producer Services Volumes     224,000     274,000    209,000     263,000

    Treating Volumes (2)           78,000      94,000     80,000      91,000

    Treating Plants in Service (3)     67          45         67          45

    Seminole Plant
     (Mcf/d of CO(2))              21,000      18,000     21,000      18,000

    (1) Represents activity since April 1, 2004 acquisition.
    (2) Represent volumes for treating plants operated by us whereby we receive a fee based on the volumes treated.
    (3) Plants in service represent plants in service on the last day of the quarter.


                            CROSSTEX ENERGY, INC.
                    Selected Financial and Operating Data
             (All amounts in thousands except per share numbers)

                                 Three Months Ended     Nine Months Ended
                                    September 30,         September 30,
                                    2004       2003        2004       2003
    Revenues
         Midstream              $501,004   $276,222  $1,327,181   $745,567
         Treating                  7,880      6,976      22,592     17,453
                                 508,884    283,198   1,349,773    763,020
    Cost of Gas
         Midstream               478,536    264,035   1,266,624    715,514
         Treating                  1,229      1,860       4,092      6,311
                                 479,765    265,895   1,270,716    721,825

    Gross Margin                  29,119     17,303      79,057     41,195

    Operating Expenses            10,018      6,467      26,570     13,061
    General and Administrative     5,263      2,720      14,117      7,392
    Impairments                      981         --         981         --
    Stock Based Compensation         289      1,577         769      4,649
    (Gain) Loss on Sale of
     Property                       (287)        --         (12)        --
    (Profit) Loss on Energy
     Trading Activities             (766)    (1,614)     (1,792)    (1,491)
    Depreciation and Amortization  6,160      4,105      16,499      9,301

               Total              21,658     13,255      57,132     32,912

    Operating Income               7,461      4,048      21,925      8,283

    Interest Expense              (2,869)    (1,247)     (6,166)    (1,978)
    Other Income                      50         51         254         50
               Total Other Income
                (Expense)         (2,819)    (1,196)     (5,912)    (1,928)

    Income Before Income Taxes
     and Interest of
     Non-controlling Partners in
     the Partnership's Net Income  4,642      2,852      16,013      6,355
    Gain on Issuance of Units of
     the Partnership                  --     18,080          --     18,080
    Income Tax Provision            (957)    (8,228)     (3,504)    (8,833)
    Interest of Non-controlling
     Partners in the Partnership's
     Net Income                   (2,005)    (1,328)     (6,216)    (3,104)
    Net Income                   $ 1,680   $ 11,376   $   6,293   $ 12,498

    Preferred Stock Dividends    $    --   $    866   $      --   $  2,699

    Net Income (Loss) Available
     to Common                   $ 1,680   $ 10,510   $   6,293   $  9,799

    Diluted Earnings (Loss) per
     Common Share                $  0.13   $   0.92   $    0.49   $   1.02

    Weighted Average Shares
     Outstanding:
       Diluted                    12,918     12,333      12,892     12,246



SOURCE  Crosstex Energy, Inc.
    -0-                             11/08/2004
    /CONTACT: Barry E. Davis, President and Chief Executive Officer, or William W. Davis, Executive V.P. and Chief Financial Officer, both of Crosstex Energy, Inc., +1-214-953-9500/
    /Web site:  http://www.crosstexenergy.com /
    (XTEX XTXI)

CO:  Crosstex Energy, Inc.; Crosstex Energy, L.P.
ST:  Texas
IN:  FIN OIL
SU:  ERN CCA